                                                                  Exhibit (p21)

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

                                 CODE OF ETHICS
                         SMITH BREEDEN ASSOCIATES, INC.

                         Adopted as of October 22, 1992
                         Revised as of October 10, 1996
                          Revised as of June 10, 1997
                           Revised as of June 9, 1998
                          Revised as of April 30, 2000
                          Revised as of August 30, 2000
                         Revised as of December 4, 2001

What is the purpose of the Code of Ethics?

     The purpose of the Code of Ethics (the "Code") is to address potential conflicts of interest that may arise when employees and directors trade in securities and for accounts in which they have some sort of beneficial ownership. Certain rules under the Investment Advisers Act and Investment Company Act ("ICA") require Smith Breeden Associates, Inc. (the "Company") to maintain this Code.

     The Code requires that all employees, directors and officers of the Company ("Access Persons") deal with the Company's Clients fairly and equitably. The requirements of the Code are intended to create safeguards to ensure that the Company's and its Access Persons' duties regarding Clients are being fulfilled.

     A "Client" is any person who has entered into an investment advisory contract with the Company for investment supervisory services.

What general rules apply to securities trading?

     No Access Person shall, directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired by any Client:

     a.   employ any device, scheme or artifice to defraud such Client;

     b. make to such Client any untrue statement of a material fact or an omission of a material fact in order to misrepresent the facts;

     c. engage in any act, practice or course of business which would operate as a fraud or deceit upon such Client; or

     d. engage in any manipulative practice with respect to such Client (e.g., with respect to the exemption referenced in question 8 hereof, if an Access Person has direct knowledge of a security or instrument which should appear on the List but which does not appear thereon, the employee should not trade in that security under the such exemption).

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

3.   What does "Beneficial Ownership" mean?

     You have a Beneficial Ownership in a Security or account if you may stand to profit in some way through any contract, arrangement, understanding, relationship or otherwise. Although this list is not exhaustive, you would be the beneficial owner of the following:

     o    Securities held in your own name,

     o Securities held with another in joint tenancy, as tenants in common, or in joint ownership arrangements,

     o Securities held by a bank or broker as a nominee or custodian on your behalf or pledged as collateral for a loan, and

     o Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, you.

          a. If you are uncertain as to whether you beneficially own a Security, you should contact the Compliance Officer. In determining whether you own a Security, the Compliance Officer will interpret "Beneficial Ownership" as it would be interpreted under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended.

4.   What is a Security under this Code?

     "Security" shall have the meaning set forth in Section 2(a)(36) of the ICA so the term includes common stocks, preferred stock, debt securities, options and warrants and rights to purchase securities, trust certificates, futures, commodities, REITS, and shares of closed end investment companies. It does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies, or such other securities as may be excepted under the provisions of Rule 17j-1 from time to time in effect.

5.   Who is an Access Person under this Code?

     Any employee, Director or officer of the Company.

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

6.   Who is the Compliance Officer and what are his or her responsibilities?

     The Compliance Officer is Marianthe S. Mewkill. With respect to Ms. Mewkill only, the Compliance Officer is Michael J. Giarla. The Compliance Officer is responsible for administering the Code, which includes:

     a.   monitoring Access Persons' securities transactions,
     b.   maintaining a list of all Access Persons,
     c. notifying all Access Persons of their reporting obligations under the Code,
     d. reviewing all securities transactions and holding reports submitted by Access Persons, and
     e. maintaining a "Restricted List of Discretionary Client Holdings" (the "List") of securities.

     Any Access Person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the Compliance Officer prior to proceeding with the transaction.

7.   What Securities transactions are restricted or prohibited under this Code?

     a. Any purchase by an Access Person in an initial public offering or a limited offering (which means an offering that is exempt from registration under Sections 4(2) or 4(6) of the Securities Act of 1933 or under Rules 504, 505 or 506 of such Act), must be pre-approved by the Compliance Officer.

     b. In addition, subject to the exceptions explained in response to Question 8, 11 and 12 of this Code, it shall be impermissible for any Access Person to purchase or sell, directly or indirectly, any Security in which such Access Person had, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which is being:

               (i)  considered for purchase or sale by any Client; or
               (ii) purchased or sold by any Client

     A security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated or, is being seriously considered to be made, on behalf of a Client.

     A security is "being purchased or sold" by a Client from the time when an order to purchase or sell has been communicated on behalf of the Client to a broker until the time when such purchase or sale order has been fully carried out or terminated.

In summary, an Access Person may not buy or sell any Security that a Client is buying or selling, or that a Client is intending to buy or sell, in any account or transaction in which an Access Person has a Beneficial Ownership, except as explained below in response to Question 8, 11 and 12.

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

8. How can I determine whether a Client is buying or selling, or intending to buy or sell a security?

     If the security is something other than a stock or future, you have to ask permission of the Compliance Officer, except if you are purchasing direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

     If the security is a stock, future, or option thereon, and as long as your actions do not work to defraud, deceive or engage in any manipulative practice with respect to a Client, you can trade in any stock or future, or option on such stock or future, as long as the Company to which it relates is not found on the "List"

9.   What stocks and futures are included on the List?

     o stocks of all companies with less than $100 million in capitalization in which a discretionary Client maintains an equity position,

     o    all futures and options held by any Client, and

     o any small market capitalization companies or other securities or instruments which a Portfolio Manager has asked to be listed.

          a. Portfolio Managers are responsible for providing the Compliance Officer with securities or instruments that they believe, in their reasonable discretion, should be included on the List.

10.  How do I access the List?

     The List will be updated by the Compliance Officer and available on the Company's intranet under the link "SBA Employee Compliance" and "Current Restricted List". Access Persons are responsible for reviewing the List on a regular basis and prior to any purchase or sale of securities.

11. What happens if I want to trade in a stock or future on the list? Is trading in securities on the List always prohibited?

     Trading in securities on the List is not always strictly prohibited. Different exceptions apply depending on what type of Security it is.

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

     Futures and Options on the List

     If an Access Person wishes to trade in a future or option contract appearing on the List then she or he must ensure that the total amount of daily purchases and sales of contracts does not exceed in the aggregate the greater of either:

          (i) 1% of the average contract trading volume of the relevant contract for the previous five trading days, or
          (ii) 1% of the number of such contracts outstanding on the previous day.

     For purposes of these volume limits, futures and options will be treated as separate contracts and each type of future or option (e.g., June 2001 Eurodollar and December 2001 Eurodollar) will be treated as a separate contract.

     Purchases or sales of a futures contract in connection with the pending expiration of a current contract (the "rolling" of a contract to a future month contract) will not count toward any volume limit.

     Stocks and Options on the List

     If an Access Person wishes to trade in the stock or an option on the stock of a company appearing on the List, she or he must contact the Compliance Officer for permission. The Compliance Officer will contact one of the Portfolio Managers on each account with holdings in the company and/or the Portfolio Manager who asked that the company be put on the List, to obtain permission for the Access Person to trade. The Compliance Officer will notify the Access Person when and if he or she may trade. The Access Person's trade must be placed and executed by the end of the business day following the day of receipt of clearance from the Compliance Officer.

12.  What if the purchase results from some event over which I have no control?

     Purchases or sales over which the Access Person has no direct or indirect influence or control do not fall under the requirements of the Code. Other types of transactions (listed below) over which one has no control are also exempted. These are as follows:

          o Purchases or sales which are non-volitional on the part of either the Access Person or any Client, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call. Purchases that are part of an automatic dividend reinvestment plan.

          o Purchases affected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

13. What if the Security I would like to purchase is one that a Client cannot hold?

     One would have to confirm with the Compliance Officer that the Security is not eligible for purchase by any Client. However, generally purchases or sales of securities which are not eligible for purchase or sale by any Client are exempt from trading restrictions (but not reporting) under the Code.

14. May I trade with any broker that I like if a transaction is proper under the Code?

     No. Transactions by Access Persons must not be made through individual brokers who also serve Clients.

15.  Are there any other rules to which I am subject?

     Yes. You may not serve on the board of directors of any publicly traded company without prior authorization of the Compliance Officer. The Compliance Officer will authorize your service if the Compliance Officer determines that the board service would not be inconsistent with the interests of the Company and its shareholders.

16. It appears that there are a lot of restrictions on trading. Can you summarize what the rules are?

     Generally, if an Access Person desires to trade in a stock or future then the first step is to see whether the stock or future is on the List on the Intranet. If the stock or future, or option on either type of security is not on the List, then the Access Person may trade freely. If it is on the List and the security is a future or an option on a future, then one needs to determine whether the total amount of contracts to be traded is less than either 1% of the average contract trading volume of the relevant contract for the previous five trading days, or 1% of the number of such contracts outstanding. The rolling of a contract to a future month contract will not count toward any volume limit. If the Security is a stock in the name of a Company on the List, then the Access Person must ask permission of the Compliance Officer to trade. If the security which the Access Person desires to trade is a direct obligation of the Government of the United States, bankers' acceptance, bank certificate of deposit, commercial paper or shares of a registered open-end investment company, then the Access Person may trade as desired. If the Security which an Access Person desires to trade is not a stock, future or direct obligation of the Government of the United States, bankers' acceptance, bank company, then direct permission must be made obtained from the Compliance Officer prior to trading.

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

            FLOWCHART SUMMARIZING TRADING RULES UNDER CODE OF ETHICS

                               [GRAPHIC OMITTED]

* For the purposes of these volume limits, futures and options on futures will be treated as distinct Securities, and each type of future or option will be treated as a distinct Security. As an example, the June 2001 Eurodollar contract and the December 2001 contract would be considered two different Securities for the purposes of these volume limits. However, purchases or sales of a futures contract in connection with the pending expiration of a current contract (i.e., the "rollling" of a contract to a future month contract) will not count toward any volume limit.


     Whether or not you trade in a Security, you need to follow all reporting requirements set forth in the Code.

17.  What reports am I required to deliver to the Compliance Officer?

     For every account in which an Access Person has a Beneficial Ownership interest, he or she should provide the reports listed below. The making of any of the reports shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of the Code.

     Initial Holdings Reports. An initial holdings report shall be made not later than 10 days after a person becomes an Access Person. The report shall contain the following information:

          o The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

          o The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          o    The date the report is submitted by the Access Person.

     Monthly Transaction Reports. A monthly report shall be made not later than 10 days after the end of any month in which the transaction was elected. The report shall contain the following information:

          o The date of the transaction and the title and number of shares or the principal amount of each security involved;

          o The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), including information sufficient to establish any exemption listed in Section III which is relied upon;

          o    The price at which the transaction was effected;

          o The name of the broker, dealer or bank with or through whom the transaction was effected; and

          o    The date that the report is submitted by the Access Person.

     Quarterly Account Openings. No later than 10 days after the end of a calendar quarter, each Access Person shall file a report with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. The report shall contain the following information:

     a. The name of the broker, dealer or bank with whom the Access Person established the account;

     b.   The date the account was established; and

     c.   The date that the report is submitted by the Access Person.

     Annual Holdings Reports. An annual holdings report shall be made not later than 30 days after the end of each year. The report shall contain the following information (which information must be current as of a date no more than 30 days before the report is submitted):

     a. The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect Beneficial Ownership;

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

     b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

     c.   The date that the report is submitted by the Access Person.

18. Rather than submitting the above referenced reports, may an Access Person just provide copies of monthly or quarterly brokerage account statements?

     Yes. Receipt of such copies by the Compliance Officer may constitute the filing of the four reports (Initial Holdings Reports, Monthly Transaction Reports, Quarterly Account Openings and Annual Holdings Reports) if such statements contain all the information required in the named reports and are received within the time periods required of those reports.

19. Are the records that an Access Person will have provided to the compliance officer be kept confidential?

     Yes. All reports of securities transactions and any other information filed with the Company pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

20. What if the Compliance Officer determines that a potential violation of the Code has occurred?

     Before making any determination that a violation has been committed by an individual, the Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

     If the Compliance Officer determines that a violation of this Code may have occurred, he or she shall promptly report the possible violation to the Board of Directors.

     Any person who is determined by the Board of Directors to have intentionally or inadvertently violated this Code is subject to such sanctions as determined by the Board of Directors to be appropriate, including, but not limited to, issuance of a warning to the individual, disgorgement of profits from trades made in violation of this Code or termination of employment. In determining what sanction is appropriate, the Board of Directors shall consider all the facts and circumstances including, but not limited to, whether the Client was harmed, whether the individual profited or had the opportunity to profit, and the materiality of the transaction.

                                 Code of Ethics
                                  Dated: 12/01
--------------------------------------------------------------------------------

21.  Who will have access to the reports generated under the Code?

     The reports generated in administering the Code shall be available for appropriate examination by representatives of the Securities and Exchange Commission. These reports include the following:

          o A copy of this Code and any other Code of Ethics, which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

          o A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

          o A copy of each report made pursuant to this Code by any Access Person shall be preserved by the Company for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

          o A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

               a. A copy of all records relating to any decision, and the reasons supporting the decision, to approve the acquisition by an investment personnel of securities issued in an initial public offering or a limited offering, shall be maintained for a period of not less than five years after the end of the fiscal year in which approval is granted.

22.  Can this Code of Ethics be amended?

     The Board of Directors or the Compliance Officer may amend the Code. The Board of Directors must approve a material amendment to this Code prior to the implementation of the material amendment.